Exhibit 99.1
El Paso Electric
www.epelectric.com

NEWS RELEASE

For Immediate Release	Contact:
Date: February 1, 2012	Media
Teresa Souza
915/543-5823
El Paso Electric Files Rate Case As Ordered by the
El Paso City Council

As directed by the El Paso City Council, El Paso Electric (EPE) filed a rate case with the City today. To maintain uniform rates throughout its West Texas system, EPE filed the same rate case with all other cities in its Texas service territory and with the Public Utility Commission of Texas (PUCT).
EPE's filing requests an increase of $17.6 million in rates and service charges:

•
$13.8 million in base rates to continue to provide its customers with safe and reliable service. The increase reflects investments by EPE in power generation and infrastructure needed to meet the growing regional demand for electricity as well as associated operating expenses; and

•	$3.8 million in interruptible rates and service charges to more closely reflect EPE's cost of providing these services.
In addition, EPE is seeking a one-time estimated surcharge of $8.7 million to recover legal and other expenses likely to be incurred by the City of El Paso and EPE as a result of the City Council's order calling for a rate case to be filed. EPE has proposed that the surcharge be paid over 12 months.
“The El Paso County/West Texas region has experienced tremendous growth in recent years, and that growth is expected to continue,” said David Stevens, El Paso
(more)

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Electric's Chief Executive Officer. “EPE has invested more than $500 million in new electric facilities since June 2009 to meet the increased demand for power. Particularly since we settled a rate case in 2010, and because we believe that during tough economic times raising rates should be done only if absolutely necessary, our plan was to wait until mid-2013 to file our next rate increase in order to maintain current rates for another year and hold down rate case expenses. However, in October 2011 the El Paso City Council directed EPE to file a new rate case.”
Consistent with comments by the El Paso City Council supporting reductions in industrial and commercial customer electric rates to promote economic development, EPE has proposed base rates for each customer category that are closer to the actual cost of providing those customers with electric service. This proposal is also consistent with PUCT policy, which calls for utilities to move customers to cost-based rates.
For many years commercial and industrial customers have been paying more than their fair share of costs, effectively subsidizing other customers. Therefore, the proposed rates call for decreases for these customer groups and increases for other groups. These proposed rates reduce but do not eliminate the subsidies.
“While EPE believes it has followed a reasonable approach in allocating rates among customer groups, we recognize that others may disagree,” said David Stevens, Chief Executive Officer. “This often occurs in rate cases. We believe that once there is a final determination about the amount of revenue required for EPE to operate prudently, it would be ideal if all parties to the rate case could agree to a rate design. We are open to discussing different approaches.”
Under the proposed rates, a typical residential customer using 600 kilowatt-hours per month will see his/her bill increase $3.98 per month, or 5.5%, before the rate case expense surcharge. This proposal is based on normal weather and usage, not upon the hot weather and above normal usage experienced by our customers last year.
In the state of Texas, city governments have original jurisdiction over rates; however, since any decision by the City of El Paso is expected to be appealed to the PUCT, the PUCT will determine the ultimate outcome of this rate case, probably in the fall of this year. “Therefore, in order to lower rate case expenses for all customers, EPE is

(more)

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

encouraging all cities in our Texas service territory to deny our request expeditiously and send the matter directly to the PUCT, where they are able to participate in all proceedings”, said David Stevens, Chief Executive Officer.
El Paso Electric is a regional electric utility providing generation, transmission and distribution service to approximately 380,000 retail and wholesale customers in a 10,000 square mile area of the Rio Grande valley in west Texas and southern New Mexico. El Paso Electric has a net dependable generating capability of 1,795 MW. El Paso Electric's common stock trades on the New York Stock Exchange under the symbol EE.

###

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960